Hudson Pacific Properties Reports Strong First Quarter 2016 Financial Results

Nearly 820,000 Square Feet Of Leases Executed; Cash Rent Spreads Exceed 65%

Los Angeles, CA, May 5, 2016—Hudson Pacific Properties, Inc. (the “Company,” or “Hudson Pacific”) (NYSE: HPP) today announced financial results for the first quarter ended March 31, 2016.

First Quarter Highlights

•	FFO (excluding specified items) of $63.2 million, or $0.43 per diluted share, compared to $18.5 million, or $0.23 per share, a year ago;

•	Completed new and renewal leases totaling 816,031 square feet, consisting of 599,203 square feet of new leases and 216,828 square feet of renewal leases;

•	Achieved cash and GAAP rent growth on new and renewal leases of 65.7% and 72.7%, respectively;

•	Improved in-service office portfolio leased rate to 90.7% as of March 31, 2016, up from 90.1% as of December 31, 2015;

•	Sold Bayhill Office Center in San Bruno, California to YouTube at a premium to its purchase price of $215.0 million before certain credits, prorations, and closing costs; and

•	Declared and paid a quarterly dividend of $0.20 per share on common stock.

“The first quarter of 2016 has been our best quarter ever in terms of leasing. As signaled on our fourth quarter call, we completed nearly 820,000 square feet of new and renewal deals at phenomenal cash rent spreads of 66%,” said Victor Coleman, Hudson Pacific Properties’ Chairman and CEO. “Subsequent to the quarter, we addressed our largest 2017 expiration, signing a long-term renewal with Qualcomm for 365,000 square feet at Skyport Plaza. The deal included a substantial mark-to-market on rent, effective as of April 1, and brought our total year-to-date leasing to north of 1.2 million square feet.”

Coleman continued, “We’ve also made significant progress on non-core asset dispositions. During the quarter, we sold Bayhill Office Center, and subsequent to the quarter, we sold Patrick Henry Drive and placed 12655 Jefferson under contract for sale. Collectively, these transactions represent nearly $315.0 million in gross proceeds, and provide us with ample capital to execute our business plan.”

Financial Results

Funds From Operations (FFO) (excluding specified items) for the three months ended March 31, 2016 totaled $63.2 million, or $0.43 per diluted share, compared to FFO (excluding specified items) of $18.5 million, or $0.23 per share, a year ago. There were no specified items for the first quarter of 2016. Specified items for the first quarter of 2015 consisted of acquisition-related expense of $6.0 million, or $0.08 per diluted share. FFO, including the specified items, for the three months ended March 31, 2015 totaled $12.4 million, or $0.16 per diluted share.

The Company reported net income attributable to common stockholders of $2.3 million, or $0.03 per diluted share, for the three months ended March 31, 2016, compared to net income attributable to common stockholders of $19.2 million, or $0.25 per diluted share, for the three months ended March 31, 2015.

Combined Operating Results For The Three Months Ended March 31, 2016

Total revenue during the first quarter increased 144.4% to $153.5 million from $62.8 million for the same quarter a year ago. Total operating expenses increased 171.8% to $134.5 million from $49.5 million for the same quarter a year ago. As a result, income from operations increased 42.7% to $19.0 million from $13.3 million for the same quarter a year ago. The primary reasons for the increases in total revenue and total operating expenses are discussed below in connection with the Company’s segment operating results.

Interest expense during the first quarter increased 214.1% to $17.3 million from $5.5 million for the same quarter a year ago. The Company had $2.1 billion and $787.2 million of notes payable (excluding net deferred financing costs and net loan premium) at March 31, 2016 and March 31, 2015, respectively.

The Company had $6.4 million of gain on sale associated with the disposition of Bayhill Office Center during the first quarter of 2016 compared to $22.7 million of gain on sale associated with the disposition of First Financial during the first quarter of 2015.

Segment Operating Results For The Three Months Ended March 31, 2016

Office Properties

Total revenue at the Company’s office properties increased 168.8% to $142.3 million from $52.9 million for the same quarter a year ago. The increase was the result of a $74.7 million increase in rental revenue to $116.2 million and a $14.5 million increase in tenant recoveries to $20.5 million. The increase in rental revenue and tenant recoveries was largely the result of the EOP Northern California portfolio acquisition on April 1, 2015, though revenue associated with Element LA also contributed to this increase. The sale of First Financial in the first quarter of 2015 partially offset the increase in rental revenue and tenant recoveries.

Office property operating expenses increased 178.4% to $47.7 million from $17.1 million for the same quarter a year ago. The increase was primarily the result of operating expenses associated with the EOP Northern California portfolio acquisition on April 1, 2015.

Net operating income with respect to the Company’s 21 same-store office properties for the first quarter increased 8.5% on a cash basis and 6.4% on a GAAP basis.

At March 31, 2016, the Company’s stabilized and in-service office portfolio was 95.8% and 90.7% leased, respectively. During the quarter, the Company executed 84 new and renewal leases totaling 816,031 square feet.

Media and Entertainment Properties

Total revenue at the Company’s media and entertainment properties increased 13.7% to $11.2 million from $9.9 million for the same quarter a year ago largely due to a $0.9 million increase in other property-related revenue to $5.0 million and a $0.6 million increase in rental revenue to $6.0 million. The increase in other property-related revenue largely resulted from higher production activity at Sunset Bronson compared to the same period a year ago, while the increase in rental revenue stemmed from higher occupancy at both Sunset Gower and Sunset Bronson. Total media and entertainment operating expenses remained flat at $6.0 million relative to the same quarter a year ago.

Same-store media and entertainment net operating income in the first quarter increased by 47.9% on a cash basis and 36.3% on a GAAP basis.

As of March 31, 2016, the trailing 12-month occupancy for the Company’s media and entertainment portfolio increased to 81.6% from 76.5% for the trailing 12-month period ended March 31, 2015.

Balance Sheet

At March 31, 2016, the Company had total assets of $6.0 billion, including unrestricted cash and cash equivalents of $57.4 million. At March 31, 2016, the Company had $400.0 million of total capacity under its unsecured revolving credit facility, of which $50.0 million had been drawn.

Major Leasing

Executed Significant Leases Throughout Portfolio

Netflix Inc., the world’s leading Internet television network, leased the remaining five floors, or another 123,221 square feet, at the Company’s ICON development in Hollywood, California. As a result, the 323,273-square-foot office tower is now 100.0% pre-leased to Netflix with tenant build-out expected to commence in the third quarter of 2016.

The Company executed a 48,876-square-foot lease with multinational mobile ride hail company Uber Technologies, Inc. at 1455 Market Street in San Francisco, California. The deal backfilled the remaining 24,438 square feet of Rocketfuel’s vacated space, as well as another 25,420 square feet formerly occupied by Bank of America.

Saltchuk Resources, Inc., a family of transportation and distribution companies, and one of the largest privately held companies in the State of Washington, signed a 91,357-square-foot lease at the Company’s 450 Alaskan Way development in Pioneer Square, Seattle. The 166,800-square-foot office tower is now 54.8% pre-leased with delivery anticipated in the fourth quarter of 2017.

Co-working office space provider WeWork Companies Inc. executed a lease for the remaining 82,889 square feet at the Company’s 12655 Jefferson redevelopment in Playa Vista, California, which resulted in that property being 100.0% pre-leased prior to delivery later this year.

Toyota Research Institute, a division of the Japanese automotive manufacturer focused on semi-autonomous cars and robots, signed a lease for 22,392 square feet at Page Mill Center in Palo Alto, California. As a result, the four-building, 176,245-square-foot office campus is now fully leased.

The Company renewed global aerospace, defense and advanced technology company Lockheed Martin Corporation’s lease for the entire 42,899-square-foot office and R&D property located at 3176 Porter Drive in Palo Alto, California.

Dispositions

Sold Bayhill Office Center to YouTube

On January 15, 2016, the Company sold Bayhill Office Center in San Bruno, California to online video distribution company YouTube for $215.0 million before certain credits, prorations, and closing costs. The Company acquired the 554,328-square-foot Class A office campus as part of the EOP Northern California portfolio purchased in April 2015 from Blackstone, but viewed the asset as a non-core holding. The sale was an all-cash, off-market transaction, and YouTube acquired the property at a premium to the Company’s purchase price.

Dividend

Paid Common Dividend

The Company’s Board of Directors declared a dividend on its common stock of $0.20 per share for the first quarter of 2016. The dividends were paid on March 30, 2016 to stockholders of record on March 20, 2016.

Activities Subsequent to March 31, 2016

Sold Another EOP Northern California Portfolio Asset

On April 7, 2016, the Company sold its Patrick Henry Drive office property in Santa Clara, California to an affiliate of KT Properties Urban, Inc. for $19.0 million before certain credits, prorations, and closing costs. The Company acquired the 70,520-square-foot R&D office building from Blackstone as part of EOP Northern California portfolio last April, but viewed the asset as a non-core holding. This all-cash, off-market transaction resulted from the Company receiving a compelling unsolicited offer above its purchase price. The asset, located at 3055 Patrick Henry Drive, was entirely vacant at the time of sale.

Entered Into Agreement To Sell Playa Vista Asset

On April 25, 2016, the Company entered into an agreement to sell its now fully pre-leased, 100,756-square-foot 12655 Jefferson redevelopment in Playa Vista, California for $80.0 million before certain credits, prorations, and closing costs, representing a 30.0% premium over the Company’s projected basis as of the disposition. The Company expects the transaction to close in the fourth quarter of 2016, following delivery of the asset and completion of WeWork’s and Dentsu Aegis Network’s tenant build-outs. Having successfully leased its only holding in the Playa Vista submarket, the Company decided to sell 12655 Jefferson after receiving this compelling off-market purchase offer.

Completed Additional Major Leasing

On May 4, 2016, the Company addressed its largest 2017 lease expiration by executing a long-term renewal with leading 3G and next-generation mobile technology company Qualcomm for 365,502 square feet at the three-building, Skyport Plaza office campus in North San Jose, California. The terms of the renewal became effective as of April 1, 2016, increased cash and GAAP rents by approximately 44.0% and 54.0%, respectively, and extended the expiration of this major lease through July 2022.

2016 Outlook

Guidance Increased

The Company is increasing its full-year 2016 FFO guidance from its previously announced range of $1.65 to $1.75 per diluted share (excluding specified items) to a revised range of $1.68 to $1.76 per diluted share (excluding specified items). The guidance reflects the Company’s FFO for the first quarter ended March 31, 2016 of $0.43 per diluted share (excluding specified items), as well as the transactional activity referenced in this press release. In addition to the announced sale of 12655 Jefferson in the fourth quarter, this guidance assumes the sale of another asset valued at approximately $50.0 million that the Company has targeted for disposition later this second quarter. Proceeds from that sale are assumed to be used to repay a corresponding amount of the Company’s unhedged existing five-year term loan. This guidance also reflects funding of the $175.0 million five-year and $125.0 million seven-year unsecured term loan credit facilities entered into on November 17, 2015 with proceeds used to repay the $30.0 million loan secured by 901 Market Street, the $60.0 million outstanding balance under the Company’s revolving credit facility, $110.0 million of the outstanding balance under the loan secured by Sunset Gower/Sunset Bronson, with the remaining $100.0 million applied to repay a corresponding amount of the Company’s unhedged existing five-year term loan. For purposes of this guidance, the Company has assumed that the new $175.0 million unsecured five-year credit facility remains unhedged through this guidance period, while the $125.0 million unsecured seven-year term loan credit facility becomes fixed as of June 1 through an interest rate swap at 3.03% to 3.98% per annum (depending on leverage), before amortization of deferred financing costs. This guidance assumes full-year 2016 weighted average fully diluted common stock/units of 147,118,000. The full-year 2016 FFO estimate reflects management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and the earnings impact of events referenced in this press release, but otherwise excludes any impact from future unannounced or speculative acquisitions, dispositions, debt financings or repayments, recapitalizations, capital market activity, or similar matters.

Supplemental Information

Supplemental financial information regarding the Company’s first quarter 2016 results may be found in the Investor Relations section of the Company’s Website at investors.hudsonpacificproperties.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property, and debt maturity schedules.

Conference Call

The Company will hold a conference call to discuss first quarter 2016 financial results at 1:30 p.m. PT / 4:30 p.m. ET on May 5, 2016. To participate in the call by telephone, please dial (877) 407-0784 five to 10 minutes prior to the start time to allow time for registration. International callers should dial (201) 689-8560. The call will also be broadcast live over the Internet and can be accessed via the Investor Relations section of Hudson Pacific’s Website at investors.hudsonpacificproperties.com, where a replay of the call will be available for 90 days. A replay will also be available beginning May 5, at 4:30 p.m. PT / 7:30 p.m. ET, through May 12, at 8:59 p.m. PT / 11:59 p.m. ET, by dialing (877) 870-5176 and entering the passcode 13634438. International callers should dial (858) 384-5517 and enter the same passcode.

Use of Non-GAAP Information

The Company calculates funds from operations before non-controlling interest (FFO) in accordance with the standards established by the National Association of Real Estate Investment Trusts (NAREIT). FFO represents net income (loss), computed in accordance with accounting principles generally accepted in the United States of America (GAAP), excluding gains (or losses) from sales of depreciable operating property, real estate depreciation and amortization (excluding amortization of above/below market lease intangible assets and liabilities and amortization of deferred financing costs and debt discounts/premium) and after adjustments for unconsolidated partnerships and joint ventures. The Company uses FFO as a supplemental performance measure because, in excluding real estate depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates, and operating costs. The Company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare its operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that results from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of its properties, all of which have real economic effect and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. Other equity REITs may not calculate FFO in accordance with the NAREIT definition and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance. FFO should not be used as a measure of the Company’s liquidity, nor is it indicative of funds available to fund the Company’s cash needs, including the Company’s ability to pay dividends. FFO should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

About Hudson Pacific Properties

Hudson Pacific Properties is a vertically integrated real estate company focused on acquiring, repositioning, developing and operating high-quality office and state-of-the-art media and entertainment properties in select West Coast markets. Hudson Pacific invests across the risk-return spectrum, favoring opportunities where it can employ leasing, capital investment and management expertise to create additional value. Founded in 2006 as Hudson Capital, the Company went public in 2010, electing to be taxed as a real estate investment trust. Through the years, Hudson Pacific has strategically assembled a portfolio totaling approximately 17 million square feet, including land for development, in high-growth, high-barrier-to-entry submarkets throughout Northern and Southern California and the Pacific Northwest. The Company is a leading provider of design-forward, next-generation workspaces for a variety of tenants, with a focus on Fortune 500 and industry-leading growth companies, many in the technology, media and entertainment sectors. As a long-term owner, Hudson Pacific prioritizes tenant satisfaction and retention, providing highly customized build-outs and working proactively to accommodate tenants’ growth. Hudson Pacific trades as a component of the Russell 2000® and the Russell 3000® indices. For more information visit hudsonpacificproperties.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events, or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control that may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission, or SEC, on February 26, 2016, and other risks described in documents subsequently filed by the Company from time to time with the SEC.

Investor/Media Contacts:
Hudson Pacific Properties, Inc.
Laura Campbell
Vice President, Head of Investor Relations
(310) 445-5700
lcampbell@hudsonppi.com
or
Greg Berardi
Blue Marlin Partners
(415) 239-7826
greg@bluemarlinpartners.com

(FINANCIAL TABLES FOLLOW)

Hudson Pacific Properties, Inc. Consolidated Balance Sheets (In thousands, except share data)

	March 31, 2016	December 31, 2015
	(Unaudited)
ASSETS
REAL ESTATE ASSETS
Land	$1,274,600	$1,274,600
Building and improvements	4,008,819	3,956,638
Tenant improvements	297,255	293,130
Furniture and fixtures	4,397	9,586
Property under development	203,387	218,438
Total real estate held for investment	5,788,458	5,752,392
Accumulated depreciation and amortization	(302,835)	(269,074)
Investment in real estate, net	5,485,623	5,483,318
Cash and cash equivalents	57,367	53,551
Restricted cash	20,011	18,010
Accounts receivable, net	16,600	21,159
Notes receivable, net	28,788	28,684
Straight-line rent receivables, net	65,294	59,636
Deferred leasing costs and lease intangible assets, net	311,846	318,031
Derivative assets	—	2,061
Goodwill	8,754	8,754
Prepaid expenses and other assets, net	27,401	27,292
Assets associated with real estate held for sale	17,435	233,539
TOTAL ASSETS	$6,039,119	$6,254,035
LIABILITIES AND EQUITY
Notes payable, net	$2,080,005	$2,260,716
Accounts payable and accrued liabilities	97,964	84,304
Lease intangible liabilities, net	86,614	95,208
Security deposits	22,364	21,302
Prepaid rent	32,972	38,245
Derivative liabilities	17,664	2,010
Liabilities associated with real estate held for sale	262	13,036
TOTAL LIABILITIES	2,337,845	2,514,821
6.25% series A cumulative redeemable preferred units of the operating partnership	10,177	10,177
EQUITY
Hudson Pacific Properties, Inc. stockholders’ equity:
Common stock, $0.01 par value, 490,000,000 authorized, 89,242,183 shares and 89,153,780 shares outstanding at March 31, 2016 and December 31, 2015, respectively	892	891
Additional paid-in capital	1,693,930	1,710,979
Accumulated other comprehensive loss	(10,568)	(1,081)
Accumulated deficit	(42,505)	(44,955)
Total Hudson Pacific Properties, Inc. stockholders’ equity	1,641,749	1,665,834
Non-controlling interest—members in consolidated entities	264,347	262,625
Non-controlling common units in the operating partnership	1,785,001	1,800,578
TOTAL EQUITY	3,691,097	3,729,037
TOTAL LIABILITIES AND EQUITY	$6,039,119	$6,254,035

Hudson Pacific Properties, Inc.
Combined Statements of Operations
(Unaudited, in thousands, except share data)

	Three Months Ended March 31,
	2016	2015
Revenues
Office
Rental	$116,227	$41,576
Tenant recoveries	20,533	6,064
Parking and other	5,532	5,295
Total office revenues	142,292	52,935
Media & Entertainment
Rental	6,028	5,467
Tenant recoveries	199	240
Other property-related revenue	4,969	4,109
Other	49	73
Total Media & Entertainment revenues	11,245	9,889
Total revenues	153,537	62,824
Operating expenses
Office operating expenses	47,703	17,135
Media & Entertainment operating expenses	5,952	6,005
General and administrative	12,503	9,200
Depreciation and amortization	68,368	17,158
Total operating expenses	134,526	49,498
Income from operations	19,011	13,326
Other expense (income)
Interest expense	17,251	5,493
Interest income	(13)	(53)
Unrealized loss on ineffective portion of derivative instruments	2,125	—
Acquisition-related expenses	—	6,044
Other expense (income)	24	(41)
Total other expenses	19,387	11,443
(Loss) income before gain on sale of real estate	(376)	1,883
Gain on sale of real estate	6,352	22,691
Net income	5,976	24,574
Net income attributable to preferred stock and units	(159)	(3,195)
Net income attributable to restricted shares	(197)	(70)
Net income attributable to non-controlling interest in consolidated real estate entities	(1,945)	(1,502)
Net income attributable to common units in the operating partnership	(1,422)	(596)
Net income attributable to Hudson Pacific Properties, Inc. common stockholders	$2,253	$19,211
Basic and diluted per share amounts:
Net income attributable to common stockholders’ per share—basic	$0.03	$0.25
Net income attributable to common stockholders’ per share—diluted	0.03	0.25
Weighted average shares of common stock outstanding—basic	89,190,803	76,783,351
Weighted average shares of common stock outstanding—diluted	89,597,803	77,330,351
Dividends declared per share of common stock	$0.200	$0.125

Hudson Pacific Properties, Inc.
Funds From Operations
(Unaudited, in thousands, except share data)

	Three Months Ended March 31,
	2016	2015
Reconciliation of net income to Funds From Operations (“FFO”):
Net income	$5,976	$24,574
Adjustments:
Depreciation and amortization of real estate assets	67,905	17,073
Gain on sale of real estate	(6,352)	(22,691)
FFO attributable to non-controlling interests	(4,162)	(3,312)
Net income attributable to preferred stock and units	(159)	(3,195)
FFO to common stockholders and unitholders	$63,208	$12,449
Specified items impacting FFO:
Acquisition-related expenses	$—	$6,044
FFO (excluding specified items) to common stockholders and unitholders	$63,208	$18,493
Weighted average common stock/units outstanding—diluted	145,894	79,713
FFO per common stock/unit—diluted	$0.43	$0.16
FFO (excluding specified items) per common stock/unit—diluted	$0.43	$0.23